Exhibit 99.1
          Jessica Hansen, Director of Investor Relations
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
July 28, 2011
D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FISCAL 2011 THIRD QUARTER RESULTS AND DECLARES QUARTERLY DIVIDEND
     FORT WORTH, TEXAS — D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported net income for its third fiscal quarter ended June 30, 2011 of $28.7 million, or $0.09 per diluted share. The quarterly results included $9.9 million in pre-tax charges to cost of sales for inventory impairments and land option cost write-offs and a $6.5 million loss on early retirement of debt. Net income for the same quarter of fiscal 2010 was $50.5 million, or $0.16 per diluted share. Homebuilding revenue for the third quarter of fiscal 2011 totaled $975.4 million, compared to $1.4 billion in the same quarter of fiscal 2010. Homes closed in the quarter totaled 4,555 homes, compared to 6,805 homes in the same quarter of fiscal 2010.
     For the nine months ended June 30, 2011, the Company reported net income of $36.0 million, or $0.11 per diluted share, which included a tax benefit of $57.8 million. The nine-month results also included $32.6 million in pre-tax charges to cost of sales for inventory impairments and land option cost write-offs and a $10.7 million loss on early retirement of debt. Net income for the same period of fiscal 2010 was $253.9 million, or $0.78 per diluted share, which included a tax benefit of $152.7 million. Homebuilding revenue for the nine months ended June 30, 2011 totaled $2.5 billion, compared to $3.4 billion in the same period of fiscal 2010. Homes closed in the nine-month period totaled 11,708, compared to 16,594 homes in the same period of fiscal 2010.
     Net sales orders for the third quarter ended June 30, 2011 totaled 4,874 homes ($1.1 billion), compared to 4,921 homes ($1.0 billion) in the same quarter of fiscal 2010. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the third quarter of fiscal 2011 was 27%. Net sales orders for the first nine months of fiscal 2011 totaled 13,180 homes ($2.8 billion), compared to 15,396 homes ($3.2 billion) in the same period of fiscal 2010. The Company’s sales order backlog of homes under contract at June 30, 2011 was 5,600 homes ($1.2 billion), compared to 4,430 homes ($1.0 billion) at June 30, 2010.

     In the third quarter, the Company repaid at maturity the remaining $70.1 million principal amount of its 6% senior notes and redeemed the remaining $112.3 million principal amount of its 5.375% senior notes due 2012. The Company also repurchased 3,544,838 shares of its common stock during the quarter at a total cost of $38.6 million. The Company ended the quarter with $1.1 billion of homebuilding unrestricted cash and marketable securities and net homebuilding debt to total capital of 19.9%. Net homebuilding debt to total capital consists of homebuilding notes payable net of cash and marketable securities divided by total equity plus homebuilding notes payable net of cash and marketable securities.
     The Company has declared a quarterly cash dividend of $0.0375 per share. The dividend is payable on August 24, 2011 to stockholders of record on August 12, 2011.
     Donald R. Horton, Chairman of the Board, said, “We are proud of the results our team achieved this quarter. Sequentially, our homebuilding revenues grew $242 million, home sales gross margins improved by 30 basis points and homebuilding SG&A decreased by approximately $10 million. Additionally, our net sales orders in the June quarter were about flat with the March quarter, reflecting a traditional seasonal demand pattern. Our results for the first nine months of the fiscal year, combined with our backlog of 5,600 homes and our inventory of homes available for sale, have positioned us to be profitable for the full fiscal year.
     “Market conditions in the homebuilding industry are still challenging, with high foreclosures, significant existing home inventory, high unemployment, tight mortgage lending standards and weak consumer confidence, which are all contributing to weak housing demand. However, housing affordability remains near record highs, interest rates are favorable and new home inventory is still very low. We continue to focus on providing new homes and communities for both first-time and move-up buyers, controlling our construction costs, SG&A and inventory levels and maintaining our strong balance sheet and liquidity.”
     The Company will host a conference call today (Thursday, July 28th) at 10:00 a.m. Eastern time. The dial-in number is 877-407-8033, and the call will also be webcast from www.drhorton.com on the “Investors” page.

     D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, based on its 15,989 homes closed in the twelve-month period ended June 30, 2011. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 71 markets in 26 states in the East, Midwest, Southeast, South Central, Southwest and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $700,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.
     Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include our expectation that our results for the first nine months of the fiscal year, combined with our backlog of 5,600 homes and our inventory of homes available for sale, have positioned us to be profitable for the full fiscal year. The forward-looking statements also include our continued focus on providing new homes and communities for both first-time and move-up buyers, controlling our construction costs, SG&A and inventory levels and maintaining our strong balance sheet and liquidity. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the continuing downturn in the homebuilding industry, including further deterioration in industry or broader economic conditions; the continuing constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital; the reduction in availability of mortgage financing, increases in mortgage interest rates and the effects of government programs; the limited success of our strategies in responding to adverse conditions in the industry; the impact of an inflationary or deflationary environment; changes in general economic, real estate and other business conditions; the risks associated with our inventory ownership position in changing market conditions; supply risks for land, materials and labor; changes in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulation on our financial services operations; the uncertainties inherent in home warranty and construction defect claims matters; our substantial debt and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within our industry; our ability to effect any future growth strategies successfully; our ability to realize our deferred income tax asset; and our ability to utilize our tax losses, which could be substantially limited if we experienced an ownership change as defined in the Internal Revenue Code. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K, and our most recent quarterly report on Form 10-Q, both which are filed with the Securities and Exchange Commission.
WEBSITE ADDRESS: www.drhorton.com

D.R. HORTON, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	September 30,
	2011	2010
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$824.2	$1,282.6
Marketable securities, available-for-sale	297.1	297.7
Restricted cash	50.4	53.7
Inventories:
Construction in progress and finished homes	1,427.6	1,286.0
Residential land and lots — developed and under development	1,336.3	1,406.1
Land held for development	736.9	749.3
Land inventory not owned	—	7.6

	3,500.8	3,449.0
Income taxes receivable	14.0	16.0
Deferred income taxes, net of valuation allowance of $849.0 million and $902.6 million at June 30, 2011 and September 30, 2010, respectively	—	—
Property and equipment, net	58.9	60.5
Other assets	391.2	434.8
Goodwill	15.9	15.9

	5,152.5	5,610.2

Financial Services:
Cash and cash equivalents	16.8	26.7
Mortgage loans held for sale	286.2	253.8
Other assets	49.3	47.9

	352.3	328.4

	$5,504.8	$5,938.6

LIABILITIES
Homebuilding:
Accounts payable	$181.7	$135.1
Accrued expenses and other liabilities	812.4	957.2
Notes payable	1,764.1	2,085.3

	2,758.2	3,177.6

Financial Services:
Accounts payable and other liabilities	36.7	51.6
Mortgage repurchase facility	116.3	86.5

	153.0	138.1

	2,911.2	3,315.7

EQUITY
Common stock	3.2	3.2
Additional paid-in capital	1,911.6	1,894.8
Retained earnings	810.7	810.6
Treasury stock, at cost	(134.3)	(95.7)
Accumulated other comprehensive income	0.3	0.3

	2,591.5	2,613.2
Noncontrolling interests	2.1	9.7

	2,593.6	2,622.9

	$5,504.8	$5,938.6

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Nine months ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In millions, except per share data)
Homebuilding:
Revenues:
Home sales	$974.5	$1,378.2	$2,468.6	$3,381.1
Land/lot sales	0.9	0.1	6.9	2.9

	975.4	1,378.3	2,475.5	3,384.0

Cost of sales:
Home sales	813.5	1,141.1	2,069.9	2,793.5
Land/lot sales	0.7	0.1	6.7	2.2
Inventory impairments and land option cost write-offs	9.9	30.3	32.6	33.9

	824.1	1,171.5	2,109.2	2,829.6

Gross profit:
Home sales	161.0	237.1	398.7	587.6
Land/lot sales	0.2	—	0.2	0.7
Inventory impairments and land option cost write-offs	(9.9)	(30.3)	(32.6)	(33.9)

	151.3	206.8	366.3	554.4

Selling, general and administrative expense	113.7	143.5	355.8	401.2
Interest expense	10.1	19.6	41.0	69.3
Loss on early retirement of debt, net	6.5	8.3	10.7	6.7
Other (income)	(1.2)	(2.0)	(6.8)	(7.4)

Operating income (loss) from Homebuilding	22.2	37.4	(34.4)	84.6

Financial Services:
Revenues, net of recourse and reinsurance expense	23.8	27.8	63.0	67.7
General and administrative expense	19.3	21.2	56.4	57.2
Interest expense	0.3	0.7	0.7	1.4
Interest and other (income)	(2.5)	(3.0)	(6.7)	(7.5)

Operating income from Financial Services	6.7	8.9	12.6	16.6

Income (loss) before income taxes	28.9	46.3	(21.8)	101.2
Provision for (benefit from) income taxes	0.2	(4.2)	(57.8)	(152.7)

Net income	$28.7	$50.5	$36.0	$253.9

Basic:
Net income per share	$0.09	$0.16	$0.11	$0.80

Weighted average number of common shares	318.7	318.2	319.0	318.0

Diluted:
Net income per share	$0.09	$0.16	$0.11	$0.78

Numerator for diluted income per share after assumed conversions	$28.7	$50.5	$36.0	$277.0

Adjusted weighted average number of common shares	319.0	319.1	319.3	356.9

Other Consolidated Financial Data:
Interest amortized to home and land/lot cost of sales	$25.3	$38.3	$65.7	$95.6

Depreciation	$5.0	$4.3	$14.9	$13.6

Interest incurred	$31.7	$42.0	$101.3	$138.3

D.R. HORTON, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

Nine Months Ended
June 30, 2011
(In millions)
Operating Activities
Net income	$36.0
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	14.9
Amortization of discounts and fees	27.6
Stock based compensation expense	9.9
Loss on early retirement of debt, net	10.7
Gain on sale of marketable securities	(0.1)
Inventory impairments and land option cost write-offs	32.6
Changes in operating assets and liabilities:
Increase in construction in progress and finished homes	(148.2)
Decrease in residential land and lots — developed, under development, and held for development	34.7
Decrease in other assets	39.3
Decrease in income taxes receivable	2.0
Increase in mortgage loans held for sale	(32.4)
Decrease in accounts payable, accrued expenses and other liabilities	(102.3)

Net cash used in operating activities	(75.3)

Investing Activities
Purchases of property and equipment	(12.8)
Purchases of marketable securities	(259.7)
Proceeds from the sale or maturity of marketable securities	254.7
Decrease in restricted cash	3.3

Net cash used in investing activities	(14.5)

Financing Activities
Proceeds from notes payable	29.8
Repayment of notes payable	(336.5)
Proceeds from stock associated with certain employee benefit plans	2.7
Cash dividends paid	(35.9)
Purchase of treasury stock	(38.6)

Net cash used in financing activities	(378.5)

Decrease in Cash and Cash Equivalents	(468.3)
Cash and cash equivalents at beginning of period	1,309.3

Cash and cash equivalents at end of period	$841.0

D.R. HORTON, INC.
($’s in millions)
NET SALES ORDERS

	Three Months Ended June 30,				Nine Months Ended June 30,
	2011		2010		2011		2010
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	554	$133.0	512	$114.5	1,557	$356.4	1,582	$367.5
Midwest	303	83.0	250	71.5	758	202.2	821	233.4
Southeast	1,109	215.9	1,044	196.6	3,021	580.9	3,159	589.6
South Central	1,666	298.8	1,778	310.4	4,671	821.7	5,829	1,011.7
Southwest	328	61.7	402	69.9	932	173.5	1,387	242.7
West	914	275.0	935	262.8	2,241	665.3	2,618	748.6

	4,874	$1,067.4	4,921	$1,025.7	13,180	$2,800.0	15,396	$3,193.5

HOMES CLOSED

	Three Months Ended June 30,				Nine Months Ended June 30,
	2011		2010		2011		2010
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	508	$114.7	652	$150.6	1,375	$308.9	1,630	$381.7
Midwest	276	74.0	350	99.3	700	186.7	940	259.1
Southeast	996	194.2	1,337	247.8	2,457	479.8	3,148	573.6
South Central	1,662	294.5	2,704	462.8	4,288	751.5	6,512	1,111.4
Southwest	311	56.0	659	112.5	897	164.1	1,556	271.6
West	802	241.1	1,103	305.2	1,991	577.6	2,808	783.7

	4,555	$974.5	6,805	$1,378.2	11,708	$2,468.6	16,594	$3,381.1

SALES ORDER BACKLOG

	As of June 30,
	2011		2010
	Homes	Value	Homes	Value
East	654	$150.9	511	$112.4
Midwest	305	85.7	270	79.3
Southeast	1,376	263.6	980	195.0
South Central	2,074	367.5	1,679	302.8
Southwest	440	81.2	323	57.5
West	751	233.3	667	207.4

	5,600	$1,182.2	4,430	$954.4